Exhibit 99.2

Renaissance Learning Inc.

Third Quarter 2005 Earnings

Moderator:  John Hickey

October 19, 2005

5.00 pm EDT

OPERATOR:  Good afternoon ladies and gentlemen, and thank you for standing by.  Welcome to Renaissance Learning <Company: Renaissance Learning Inc.; Ticker: RLRN; URL: www.renlearn.com> Third Quarter Earnings conference call.  At this time everyone is in a listen-only mode.  Later there will be an opportunity for you to ask questions, and instructions will be given at that time.  As a reminder your conference is also being recorded.

At this time I would like to introduce to you, to the Chief Financial Officer, Mary Minch.  Go ahead Ms Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING INC.:  Good afternoon.  I’m Mary Minch, Chief Financial Officer of Renaissance Learning.  I would like to welcome everyone to our Third Quarter conference call.  With me today are John Hickey, our President and Chief Executive Officer, and Steve Schmidt, our Executive Vice President.

Before beginning I need to point out that this call may include information constituting forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or can contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings, including Forms 10-K and 10-Q.

I’ll begin our call today with a review of the third quarter financial results and then I’ll turn it over to John, who will provide some brief comments about our operations, and an update on our strategic initiatives.

Third quarter revenues of $31.4 million were up 26 percent from third quarter of 2004 revenues of $25 million, and net income increased 27 percent to $4.9 million.  On a per share basis we earned $0.16 this quarter versus $0.12 one year ago.  Product revenues increased 27 percent and included the impact of AlphaSmart product revenues for the first full quarter.  Service revenues also exhibited strong growth over the prior year.  The 19 percent improvement in service revenues was driven primarily by continued growth in our newer service offerings, such as academic coaching, technical consulting, and hosting offerings, as well as in our software support services.

Total gross margins were 76.4 percent, down from 85.9 percent in the prior year.  Product gross margins were 79.3 percent compared to 92.4 percent in the prior year.  The decrease is primarily due to the impact of the AlphaSmart product line, which is primarily hardware and doesn’t generate as high of gross margins as software sales.  Service gross margins were up 4.9 percentage points to 63.6 percent equaling our previous record for quarterly service margins.  The improved service margins are a result of continued cost efficiencies in delivering onsite events, and continued operating leverage in our coaching and our technical consulting services, where we were ramping up our cost structure ahead of revenue recognition in the prior year.

Operating expenses were $16.6 million, up $1.9 million from the third quarter of 2004, driven by the inclusion of AlphaSmart operating expenses for the first full quarter.  Operating margins decreased by only 3.6 percentage points, as the declining gross margin was partially offset by the leverage we’re gaining on the operating expense side.  Deferred revenue increased by $2.6 million in the third quarter. The largest single increase came from Renaissance Place new and renewals order and related services, which is a clear sign that we’re on track with our subscription based pricing model.

Operating cash flow for the quarter was $7.1 million, down $2.2 million from the prior year primarily due to timing of tax payments in the quarter.  Accounts receivable collections and agings remain strong at 37 days, while cash and investments totaled $43.7 million at September 30th, down about $30 million from December 31st, due of course, to the $34 million used to fund the AlphaSmart acquisition.  We also invested $7.2 million to repurchase just over 405,000 shares of stock during the quarter.

Now here’s John to provide some further details about our operations.

JOHN HICKEY, PRESIDENT & CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING INC.:  Thanks Mary.  As Mary mentioned, our third quarter revenue increased by 26 percent, and earnings improved by 27 percent compared with the third quarter of 2004.  These results reflect the impact of AlphaSmart being part of Renaissance Learning for the full quarter.  It’s important to note that both businesses, Renaissance and AlphaSmart, showed improvement in the revenue and earnings declines that we experienced in the prior year and both companies continue to show improved trends over the year over year declines experience in the trailing quarters.  In addition, deferred revenue increased by $2.6 million in the third quarter, spurred on by the Renaissance Place platform, and it’s a good sign for the future.

Despite a few delays in hitting our stride with our classroom response system and Read Now with Power Up shipping in the next couple of weeks we remain steadfast in our belief that the initiatives and our new products position us to produce significantly improved results as we begin realizing the very positive impacts in the quarters ahead.

The AlphaSmart integration efforts are proceeding well, and the financial performance of the AlphaSmart product line is trending up.  The AlphaSmart business showed solid improvement in the third quarter revenue and was accretive to our earnings.  It’s especially gratifying to see the AlphaSmart and Renaissance sale folks coming together in one cohesive unit under Rick Carlson, our Senior Vice President of Sales, and we expect the combined team to gain more momentum going forward.  Integration also continues to go smoothly in the operational areas, and we are on track to reach our goal of $2 million of annual cost savings.

In addition, our product development plans to realize the exciting synergies of Renaissance and AlphaSmart product lines are progressing on schedule.  The continued acceptance of the Renaissance Place platform resulted in 7,900 school buildings having purchased at least one Renaissance Place product, up 1,400 buildings from June 30th, 2005.  We still think we can approach a 10,000-school goal by year-end.  In addition our current Renaissance Place customers continue to express their satisfaction with the platform as was proving in our third quarter very high renewal rates.

We’re also looking forward to continued improvement in the fourth quarter with the release of the Classroom Response System, which is an interactive wireless response assessment system that provides real time accountability for students, and with our Read Now with Power Up solution, the reading intervention solution that we are providing in partnership with Harcourt Achieve.  This product provides the added benefit of receiving focused attention from the sales – from both sale forces of both companies.  These two products have sizable market potential and we are excited about the growth prospects that they offer in the quarters ahead.  As a complement to our English in a Flash product line we also recently announced our new Spanish in a Flash.  This product is aimed at the Spanish proficient market, a market that offers us an opportunity to provide our innovative approach to language acquisition for Grade K-12.

As a result of the AlphaSmart acquisition and our new product offering, we have been working to aggressively expand our telesales team in the third quarter as well.  We believe that the AlphaSmart product line can benefit significantly from our proven direct marketing and telesales group.

The third quarter is always exciting for us because our customers are energized for the start of the new school year, and the opportunity to continue the acceleration of learning. Unfortunately for a segment of our customer base the start of a new school year has been especially challenging as they struggle to deal with the devastating effects of Hurricane Katrina.  We are trying to do our part to help support the educators and students who have been affected.  Renaissance Learning is providing free data center hosting services to run our products within districts with a high level of relocated students.  In addition our employees contributed to the relief efforts, and their contributions were matched once by the company and again by our founders, Judi and Terry Paul, bringing the total donation to more than $100,000.

Looking ahead to the fourth quarter of 2005 and the start of 2006, our optimism remains very high.  The funding environment has not improved a great deal, but at least seems to have stabilized.  Some states continue to struggle with increasing costs, especially healthcare, and now energy costs, which will hold back increases in educational spending.  The Federal Education Bill is going through its usual delays, but we will likely be – we’ll see little change in the areas that benefit our product offerings.

Despite little help from the macro funding environment, our trends have been improving and we believe that our 2005 initiatives and new product offerings, have set the stage for us to achieve our planned improved financial results and growth rates for 2006.

At this point, Mary, Steve and I, will be happy to answer any questions you may have.

OPERATOR:  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.  If you would like to ask a question, you may press star, then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q and A roster.

Your first question is coming from Bob Craig with Legg Mason.  Please go ahead.

BOB CRAIG, LEGG MASON:  Good afternoon everybody.  I have a couple of questions for you, first on the AlphaSmart side.  What, if anything, is left to accomplish from an integration standpoint?

STEVE SCHMIDT, EXECUTIVE VICE PRESIDENT, RENAISSANCE LEARNING INC.:  This is Steve, Bob. We’re substantially along in the integration efforts.  Most of the functions that have been consolidated or moved have taken place or are within a couple of weeks of being completed.  There’s obviously a little bit of learning curve that we go through in that process, but we’re well along and very much on track with what we intended to do.

BOB CRAIG:  OK, is – I know you mentioned that it was, the business did show solid improvement in the third quarter and it was accretive.  I take it that you don’t want to delineate what the revenue end or EPS contribution would have been in the quarter?

MARY MINCH:  That’s right, Bob.  We typically don’t split out what the impact of our acquisition is, but as we noted we are seeing improving trends in that business from where they had been the last few quarters and it was accretive to our earnings.

BOB CRAIG:  OK, and was that – was that really across the board in terms of the products that they sell both the AlphaSmart 3000 and/or Neo and Dana?

MARY MINCH:  Yes, it was Bob.

BOB CRAIG:  OK.   And were there any unusually large traunches of business in the quarter that might have benefited AlphaSmart’s results?

MARY MINCH:  No, nothing that we would call out as different from what we’ve seen in the past several quarters or unusual.

BOB CRAIG:  OK, and in terms of new product development efforts there or co-developed products, when will we see some of that?  Is that a fiscal ’06 event?

JOHN HICKEY:  That’s a good question Bob. Obviously the, you know the acquisition was concluded June 27th and we’re working very closely to bring out what we call those synergistic opportunities because of the acquisition, but it’s more going to be geared to not this school year but the following school year.

BOB CRAIG:  OK.  And Renaissance Place, the case there, you mentioned the renewal rates were high.  Do you care to quantify what those renewal rates might have been?

JOHN HICKEY:  Well I think we could – we could say it’s very high.  I mean we’re looking at, you know, in excess of 90 percent.

BOB CRAIG:  And you mentioned you still have a target of roughly 10,000 schools by the end of this year; any thoughts on ’06, in terms of a number of schools that you might target to add during the ’06 year?

JOHN HICKEY:  I don’t think we can break out specifically that – what that number would be, but it certainly is going to be a fair number.  I don’t know exactly what we have.  Steve, maybe you can…

STEVEN SCHMIDT:  Yeah, I mean it certainly would be our hope that as more and more schools adopt it and realize the benefits that Renaissance Place provides, that it has a good chance of gaining some momentum going into next year.  But we certainly hope to – at least maintain the growth rates that we’re seeing and hopefully expand on that.

BOB CRAIG:  Is there any measure that you can provide us of up selling success there?  I know that’s a – that’s probably a larger market opportunity than adding new schools quite frankly, and are you still at roughly in between one and two products on average, closer to two I think was the last read?

STEVEN SCHMIDT:  Yeah, there hasn’t been a great deal of change there.  Right from the beginning there’s been up sell opportunities and we’re seeing the ability to get some of our products into schools that didn’t otherwise have them as the platform gets adopted district wide, but I don’t know that we’ve seen any – any real change there. It’s been along the lines of what we expected right along.

JOHN HICKEY: Of course, some of the new products, Bob, like Read Now with Power Up, they’re only in that platform, English in a Flash, Spanish in a Flash, and others, are only in that platform, so as we introduce newer product solutions, naturally you’re going to see that increase.

BOB CRAIG:  As far as the sales force is concerned, I think the last read we had was roughly 40 people in total.  Is that still the case?  Has there been any significant attrition or additions to that number, any turnover to speak of?

JOHN HICKEY:  Good question Bob.  I would say there has been some turn over in the AlphaSmart area, nothing that we didn’t anticipate.  We also are using our business model, our very successful business model of telephone sales at a distance, and we added a significant number in the quarter, in excess of a dozen people to beef that area up.

BOB CRAIG:  How many do you have in total there?

JOHN HICKEY:  Probably around 40.

BOB CRAIG:  Forty telesales people, in addition to field sales staff?

JOHN HICKEY:  Yes.  I mean there’s been some attrition with the field sale staff but that’s the kind of level, we had 35 to 40, we will always try to maintain, so it’s a pretty good force.

BOB CRAIG:  OK.  And do you have a target as to how many telesales individuals you’d ultimately like to have?

JOHN HICKEY:  We actually feel we’re comfortable right where we’re at.

BOB CRAIG:  OK, so that is completely built out now?

JOHN HICKEY:  Mm-hmm.

BOB CRAIG:  OK.  And the marketing cost being only up roughly about 6 percent, year to year, and I note through nine months very well controlled, should that increase going forward, based on the build up of that telesales effort or any other activity you have planned?

MARY MINCH:  Not substantially Bob.  We always see some seasonality of that and certainly as we bring out new products, you know obviously we have some marketing efforts around there but nothing substantial that we would view going forward.

BOB CRAIG:  OK.  Was there any inventory write up on the AlphaSmart side in the quarter?

MARY MINCH:  There was.  Some of the inventory still rolled through in this quarter so there was an impact to that.  Yes.

BOB CRAIG:  Do you care to quantify what it might have been?

MARY MINCH:  No, we haven’t really split out those amounts, but it did have an impact.  It would be an impact, albeit a small one, on the margins this quarter.

BOB CRAIG:  OK great.  I’ll turn it over and jump back in the queue.

OPERATOR:  Thank you.  Your next question is coming from Kirsten Edwards with Think Equity Partners.   Please go ahead.

KIRSTEN EDWARDS, THINKEQUITY PARTNERS LLC:  Hi, good afternoon.  I was wondering -- it seems like you mentioned that both of the businesses separately have, you know, mitigated their declines and you’re – you know, really reaching the stable – stabilization now. I was wondering if you could give us any color, you know, qualitatively or quantitatively about ’06, either about the top line, about adding new customers, or about what you think product development may reach, given that you are launching some new products.

MARY MINCH: Well, Kirsten, to comment, as third quarter showed improvement over the trends that we’ve been seeing and although we’re not ready to quantify going forward, we are optimistic that we can maintain those trends – improving trends, and hopefully grow on them as well.  From a product development standpoint obviously there are efforts going on as we look at the Renaissance Learning products and the AlphaSmart products, but again can’t really give you a specific number at this point.

KIRSTEN EDWARDS:  OK.  And then can you guys help us quantify any impact that Katrina might have had on your business?  I know you’ve talked about it in general terms.

STEVE SCHMIDT:  You know it is hard to quantify that exactly. We know there’s a lot of our good customers that are in, you know, various states of rebuilding or having relocated their students, or just struggling just to get back up and running again, so clearly there’s an impact.  One angle that we took looking at, it suggested that it could have had a half a million dollar impact on revenue in the third quarter but, you know, that’s not a hard number, that’s sort of an estimate at this point.

KRISTEN EDWARDS:  OK. And do you think that is still impacting the business given that a lot of schools are not, you know, up and running yet, or has that really mitigated quite a bit?

STEVE SCHMIDT: No, no question about it, still – it’s still having an impact and will likely have an impact for a few more quarters.

KRISTEN EDWARDS:  OK.  You’re still in that sort of $500,000 range?

STEVE SCHMIDT: Again, just as a rough estimate.

KRISTEN EDWARDS:  Right, OK, great.  Thank you.

OPERATOR:  Thank you, your next question is coming from Cory Johnson with Cannell Capital.  Please go ahead.   Cory Johnson, please go ahead.

CORY JOHNSON, CANNELL CAPITAL LLC:  Hi there guys, can you hear me now.

JOHN HICKEY:  Yes.

CORY JOHNSON:  Sorry about that. How many schools have Accelerated Reader in now?  You’ve given that statistic in the past?

STEVEN SCHMIDT:  We don’t break out Accelerated Reader specifically, but as our press release indicated about 65,000 schools have adopted one or more of our reading products and of course it’s safe to assume that the majority of those have Accelerated Reader.

CORY JOHNSON:  OK. And to drill in here just a little bit, you say improving trends, does that mean that the organic Renaissance Learning business has turned to revenue growth or does that mean there’s just not – revenues are just not falling as quickly as they were before?   What do you mean by improving trends?

MARY MINCH:  By that we mean – the declines that we’ve seen in the quarters previous, were not as significant this quarter as we have been.

CORY JOHNSON:  The revenues are still declining, just not as fast is what you’re saying?

MARY MINCH:  That’s right.

JOHN HICKEY:  Of course that’s as it is with the revenue side of it.  The order position is a little more robust than that. There was some product in our Classroom Responder that didn’t ship in the quarter but we’re very happy with that going out momentarily here, later this month, or the next couple of weeks.   And also there’s a Read Now with Power Ups and that is about to unfold and ship as well.  So, these are new initiatives that we didn’t have obviously last year and we do think they’re going to be significant.

STEVEN SCHMIDT:  And on the point of, you know, order activity, with deferred revenue increasing as it did in the third quarter, which we expected that it would, and certainly the orders are – are in better shape or in better trends than what the reported revenue numbers are trending.

JOHN HICKEY:  In essence, you know, orders are a good reflection of where you’re going to end up in the future, so that gives you a positive.

CORY JOHNSON:  Deferred revenues as a percentage of revenues however are down quite a bit, almost 8 percent, year over year.  Is that number going to continue to go down, do you think?

STEVE SCHMIDT: Deferred revenue as a percentage of revenue compared to previous quarters is deceptive, because AlphaSmart is now part of our mix.  So actually if you were able to look at it differently I think the trend would look more favorable.

CORY JOHNSON:  So you think deferred revenues as a percentage of revenues will start to go up now?

STEVE SCHMIDT: That’s certainly the goal, yes.

CORY JOHNSON:  And a little more on Kirsten’s point earlier.  What percentage of business is in Florida?

JOHN HICKEY:   I don’t believe we can break out for you.  We’ve never really broken out the percentages, Florida, though, has always been and will continue to be, as a percentage, in our top 10 list or top 5 actually.

CORY JOHNSON:  Sure, sure.  I mean is there – I guess – maybe let me ask it differently.  Is there any state that represents 20 percent of revenues or more?

STEVE SCHMIDT:  No.  No, no.

CORY JOHNSON:  OK. That’s all I’ve got right now, thank you.

OPERATOR:  Thank you.  Once again, if you do have a question press star, one, on your telephone keypad at this time.

We have a follow-up question from Cory Johnson, Cannell Capital.  Please go ahead.

CORY JOHNSON:  No one’s taking the stage.  What – do you have any products, Renaissance products, that work on AlphaSmart devices and if not now, when?

JOHN HICKEY:  Good question Cory.  One product – one indirect product that we have, that works on AlphaSmart, this is with a connection why we went back a number of years with AlphaSmart, is a product called Keywords.  It’s a keyboarding product. It actually became a Renaissance product through an acquisition that we did about 7 years ago, something in that range.  That is the only product that runs on the AlphaSmart product today.  So obviously what we have said before is that we do think there’s synergies going forward and we’re working diligently to see what other products that Renaissance would work and be a natural to go – and to work on the Neo or the Dana.  That’s just not going to be announced yet, and what we said in the earlier call is we expect to have something in place by the next school year, not this school year.

CORY JOHNSON:  Thank you.

OPERATOR:   This again is a final reminder.  If you do have a question you may press star, one, on your telephone keypad at this time.  There appear to be no further questions.  I’d like to turn the floor back over to Mr. John Hickey for his closing remarks.  Please go ahead.

JOHN HICKEY: We continue to be very encouraged by our improved results and the synergies of the Renaissance Learning and AlphaSmart product lines and look forward to the growth that we believe our initiatives can bring forward for the remainder of the 2005, 2006 school year.  Thank you for joining us and we’ll talk with you again in January.

OPERATOR:  Thank you.  This does conclude today’s Renaissance Learning conference call.  You may now disconnect your lines at this time and have a wonderful evening.

END